                                                                Exhibit 99.1

                         ABERCROMBIE & FITCH CO. REPORTS
                     RECORD FIRST QUARTER SALES AND EARNINGS


NEW ALBANY, OHIO, MAY 17, 2005: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected record first quarter net income of $40.4 million and net income per share on a fully-diluted basis of $0.45 for the first quarter ended April 30, 2005.

FIRST QUARTER HIGHLIGHTS

     o Total Company net sales increased 33% to $546.8 million; comparable store sales increased 19%.

     o Abercrombie & Fitch first quarter net sales increased 16% to $302.1 million; Abercrombie & Fitch comparable store sales increased by 16%.

     o abercrombie first quarter net sales increased 36% to $63.0 million; abercrombie comparable store sales increased by 32%.

     o Hollister first quarter net sales increased 71% to $179.2 million; Hollister comparable store sales increased by 21%.

     o The Company's operating income increased 46% to $68.3 million, reflecting a 13% operating margin.

     o Net income per share on a fully-diluted basis rose 50% to $0.45 from $0.30 in fiscal 2004.

     o Abercrombie & Fitch Co. repurchased 475,000 shares of its Class A Common Stock.


Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:

"Our outstanding results this quarter reflect the success of our strategy. We continue to focus on achieving the highest quality products in the casual sector. I am very pleased with the improvement we have made in our organization both in merchandising where we have focused on building great strength in each category across our brands, as well as in the stores where our investment in additional staff and management hours as well as training have contributed to substantial improvements in store productivity. We believe we are well positioned for continued strong performance as the year progresses."

FIRST QUARTER FINANCIAL RESULTS

Net sales for the thirteen weeks ended April 30, 2005 increased 33% to $546.8 million from $411.9 million for the thirteen weeks ended May 1, 2004. Comparable store sales increased 19% in the quarter versus last year.

In the first quarter, sales from the direct-to-consumer business, excluding shipping and handling revenue, increased 19% versus last year. International direct-to-consumer sales increased 20% versus the prior year.

The gross margin rate for the quarter, reflecting the reclassification of certain costs as described below, was 65.3%, up 30 basis points compared to last year.

Marketing, General and Administrative expense, as a percentage of sales, declined to 12.3% from 13.5% reflecting in part the charge in 2004 of $8 million associated with the previously announced settlement of three related diversity lawsuits.

The effective tax rate for the first quarter was 41.9% as compared to 38.5% for the 2004 comparable period. The increase in the rate was primarily due to a $2.3 million charge related to the Company's change in estimate of the potential outcome of certain state tax matters. The company expects the full year effective tax rate to be approximately 39%.

Net income for the quarter increased 38% to $40.4 million from $29.3 million for the first quarter of fiscal 2004.

Net income per share on a fully-diluted basis for the first quarter ended April 30, 2005 rose 50% to $0.45 versus $0.30 for the comparable period last year.

During the first quarter of fiscal 2005, Abercrombie & Fitch Co. repurchased 475,000 shares of its Class A Common Stock as part of its previously announced stock repurchase program. The total cost of the common stock repurchased was $26.9 million.

The Company previously said it intends to manage its capital structure by maintaining a level of approximately $300 million to $350 million in cash and marketable securities. Based on its plan to increase inventory commitments for the back-to-school selling period, particularly in the denim category, the Company now expects its cash and marketable securities balance to be between $150 million and $200 million at the end of the second and third quarters of fiscal 2005. Based on seasonal shopping trends, the Company expects its cash and marketable securities level will increase during the fourth quarter of fiscal 2005 and at that time the Company expects to return to a level of $300 million to $350 million in cash and marketable securities.

By the end of fiscal 2005, the Company plans to increase gross square-footage by approximately 11%, primarily through opening flagship Abercrombie & Fitch stores in New York and Los Angeles, as well as through the addition of approximately 60 new Hollister stores. In addition, the Company plans to convert approximately five Abercrombie & Fitch and five abercrombie kids stores into Hollister stores during fiscal 2005. The Company also expects to open approximately seven RUEHL stores by the end of fiscal 2005.

The Company now expects total capital expenditures for fiscal 2005 to be between $250 million and $275 million. The majority of the expenditures are related to new store construction, remodels, and home office investments. These amounts do not reflect construction allowances which are recorded on the balance sheet as a deferred credit as opposed to a reduction in capital spending.

OTHER DEVELOPMENTS

The Company has signed leases for six Canadian locations during the quarter including three Abercrombie & Fitch and three Hollister stores expected to open in late 2005 or early 2006.

The Company has established subsidiaries in Europe and Japan and has begun to seek locations for stores to open in late 2006 or 2007.

The Company remains on plan to open its 34,000 gross square foot flagship Abercrombie & Fitch store, located on the corner of 5th Avenue and 56th Street in New York, in the fall of 2005.

The Board of Directors declared a quarterly dividend of $0.125 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on June 21, 2005 to shareholders of record at the close of business on June 1, 2005.

During the first quarter, the Company opened seven new stores: four Hollister, two Abercrombie & Fitch and one RUEHL store. The Company temporarily closed six Abercrombie & Fitch stores during the first quarter due to remodeling. The six stores will reopen during the second and third quarters of fiscal 2005. Additionally, the Company closed two abercrombie stores and one Abercrombie & Fitch store.

RECLASSIFICATION OF INCOME STATEMENT

First quarter results reflect a reclassification of the Company's income statement. In prior periods the Company included buying and occupancy costs as well as certain home office expenses as part of the gross margin calculation. The Company believes that presenting gross profit as a function of sales reduced solely by cost of goods sold, as well as presenting as individual expense categories store and distribution expenses and marketing, general and administrative expenses, provides a clearer and more transparent representation of gross selling margin. Prior period results have been reclassified accordingly.


The Company operated 351 Abercrombie & Fitch stores, 167 abercrombie stores, 260 Hollister stores and 5 RUEHL stores as of April 30, 2005. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.

Today at 4:30 PM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investor Relations page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 9675046; or for 12 months by visiting the Company's website at www.abercrombie.com.


                                     # # # #

For further information, call:      Thomas D. Lennox
                                    Director, Investor Relations and
                                    Corporate Communications
                                    (614) 283-6751


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release, A&F's Form 10-K or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD-LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1. BUSINESS" of A&F's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for the 2005 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; and ability to hire, train and retain associates, and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                             ABERCROMBIE & FITCH CO.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
     THIRTEEN WEEKS ENDED APRIL 30, 2005 AND THIRTEEN WEEKS ENDED MAY 1, 2004
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                   ACTUAL                      ACTUAL
                                                           -----------------------     -------------------------
                                                              2005      % of Sales       2004         % of Sales
                                                           ---------    ----------     ---------      ----------
Net Sales                                                  $ 546,810       100.0%      $ 411,930         100.0%
                                                           ---------       -----       ---------         -----

Cost of Goods Sold                                           189,558        34.7%        144,005          35.0%

Gross Profit                                                 357,252        65.3%        267,924          65.0%
                                                           ---------       -----       ---------         -----

Total Stores and Distribution Expense                        222,223        40.6%        165,515          40.2%

Total Marketing, General and Administrative Expense           67,146        12.3%         55,784          13.5%
                                                           ---------       -----       ---------         -----

Other Operating Income, Net                                     (406)       -0.1%            (97)          0.0%
                                                           ---------                   ---------

Operating Income                                              68,289        12.5%         46,722          11.3%

Interest Income, Net                                          (1,220)       -0.2%           (985)         -0.2%
                                                           ---------       -----       ---------         -----

Income Before Income Taxes                                    69,509        12.7%         47,707          11.6%

Income Tax Expense                                            29,150         5.3%         18,390           4.5%

  Effective Rate                                                41.9%                       38.5%
                                                           ---------                   ---------

Net Income                                                 $  40,359         7.4%      $  29,317           7.1%
                                                           ---------       -----       ---------         -----

Net Income Per Share:
 Basic                                                     $    0.47                   $    0.31
 Fully Diluted                                             $    0.45                   $    0.30


Weighted Average Shares Outstanding
 Basic                                                        86,221                      94,709
 Fully Diluted                                                89,800                      96,872

                             ABERCROMBIE & FITCH CO.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                               (UNAUDITED)
ASSETS                                        APRIL 30, 2005       JANUARY 29, 2005
------                                        --------------       ----------------
Current Assets
        Cash and Cash Equivalents               $  136,578            $  350,368
        Marketable Securities                      177,174                  --
        Receivables                                 32,284                26,127
        Inventories                                227,205               211,198
        Store Supplies                              38,944                36,536
        Other                                       27,844                28,048
                                                ----------            ----------

Total Current Assets                               640,029               652,277

Property and Equipment, Net                        693,802               687,011

Other Assets                                         8,420                 8,413
                                                ----------            ----------

TOTAL ASSETS                                    $1,342,251            $1,347,701
                                                ----------            ----------


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Current Liabilities
        Accounts Payable                        $  129,982            $  137,337
        Accrued Expenses                           177,182               194,729
        Deferred Lease Credits                      30,331                31,135
        Income Taxes Payable                         2,351                11,183
                                                ----------            ----------

Total Current Liabilities                          339,846               374,384
                                                ----------            ----------

Long-Term Liabilities
        Debt                                          --                    --
        Deferred Income Taxes                       50,334                55,346
        Deferred Lease Credits                     183,482               177,923
        Other                                       79,854                70,722
                                                ----------            ----------

                                                   313,670               303,991
                                                ----------            ----------

Total Shareholders' Equity                         688,735               669,326
                                                ----------            ----------

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                          $1,342,251            $1,347,701
                                                ----------            ----------